Delisting Determination, The Nasdaq Stock Market, LLC, February 11, 2025, Clover Leaf Capital Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Clover Leaf Capital Corp. effective at the opening of the trading session on February 21, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to 5550(a)(3), 5620(a), and IM-5101-2.
The Company was notified of the Staff determination on March 1, 2024.
On March 8, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.
On June 5, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a milestone.
The Company was notified of an additional Staff determination on July 23, 2024. On August 30, 2024, based on the Company's failure to meet the terms of the Decision, the Panel determined to delist the Company.
The Company securities were suspended on August 30, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on October 14, 2024.